UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 30, 2006

AT&S HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-111715	20-0472144
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 Manchester Trafficway, Kansas City, Missouri 64129
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (816) 765-7771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
KANSAS CITY, Missouri, January 30, 2006 - American Trailer & Storage, Inc. today announced record earnings and revenue for the year ended December 31, 2005.

Net earnings for the year totaled $326,436, on total revenues of $4,086,560. Net aarnings increased $198,279, an increase of 154.7% over 2004, while revenues increased $910,576, an increase of 28.7%. Earnings and revenues for the year were favorably impacted by demand for trailers from a company’s customer involved in hurricane disaster relief.

“We are very pleased with our results for 2005,” said Dick Honan, the company’s chairman. “We expect to see continued growth in earnings and revenues in 2006.”

American Trailer & Storage provides secure, accessible temporary storage and transportation for a diversified client base of over 600 customers in 71 different industries. Headquartered in Kansas City, Missouri, American Trailer & Storage currently has operations in Kansas City and St. Louis and primarily rents equipment in Kansas, Missouri and Illinois. Customers use the company’s products for a wide variety of storage and transportation applications, including the storage of retail and manufacturing inventory, protection of construction materials and equipment, handling peaks in shipping cycles and transporting material to and from customers’ or their construction jobs.

Statements contained in this release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. American Trailer & Storage assumes no obligation to update the information contained in this release.

Contact

Steve Schutte
Investor Relations Administrator
800-765-1254
steve.schutte@atsholdings.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT& S HOLDINGS, INC

/s/ Richard G. Honan

              Richard G. Honan
Chief Executive Officer

Date: January 30, 2006